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                                                                    EXHIBIT 99.3

              CONSENT OF FINANCIAL ADVISOR TO CHS MANAGEMENT, INC.

     We understand that our opinion will be filed with the Securities and Exchange Commission and distributed to CHS Management, Inc.'s ("CHS") shareholders as part of the Proxy Statement relating to the proposed merger of CHS Merger Corporation, Inc., a wholly owned subsidiary of MedPartners/Mullikin, Inc., into CHS (the "Merger"). We further understand that our opinion may be referred to in any filings with the Securities and Exchange Commission describing the Merger. We hereby consent to the foregoing uses of the opinion and to the reference to, and the use of, our name in connection therewith.


                                          /s/ Sutro & Co., Incorporated

                                          Sutro & Co., Incorporated

Los Angeles, California

August 20, 1996